EXHIBIT 4.1

                         PUERTO RICAN MARKET DEVELOPMENT
                        AND BUSINESS CONSULTING AGREEMENT

                                     BETWEEN

                              THE TIREX CORPORATION
                                       AND
                                  ALAN EPSTEIN

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                                   ----------

                             THE TIREX CORPORATION

                                   ----------

                         PUERTO RICAN MARKET DEVELOPMENT
                        AND BUSINESS CONSULTING AGREEMENT

      Consulting Agreement, made this 13th day of April 1998, to be effective as of November 1, 1997 (the "Effective Date") between The Tirex Corporation, a Delaware corporation (the "Corporation"), and Alan Epstein, 10565 Santa Laguna Drive, Boca Raton, FL 33428 (the "Consultant").

      Whereas, the Consultant has expertise and substantial business and marketing experience and contacts in, but not limited to, Puerto Rico, which can be highly valuable to the business of the Corporation.

      Whereas, since the Effective Date and prior thereto, the Consultant has been providing to the Corporation, on the terms set forth herein, the consulting services described in Section 2, of this Agreement;

      Whereas, it has at all times since the Effective Date been the intention of the parties to compensate the Consultant fairly for the services which he has provided to the Corporation since such date and to set forth the terms and conditions under which the Consultant has been providing, and will continue to provide, services, but inadvertently such agreement was not put into writing prior to the date hereof;

      Whereas, the Corporation wishes to compensate the Consultant for the services rendered by him since the Effective Date and to assure itself of the continued services of the Consultant for the period provided in this Agreement, and the Consultant is willing to provide his services to the Corporation for the said period under the terms and conditions hereinafter provided.

      Now, Therefore, Witnesseth, that for and in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.  Employment

      The Corporation agrees to and does hereby engage the Consultant, and the Consultant agrees to and does hereby accept engagement by the Corporation for the six-month period which commenced as of the Effective Date and will end on April 30, 1998 (the "Engagement Period") as a consultant in connection with: (i) market development in the Southeastern United States and

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the Caribbean and (ii) assistance in developing and implementing a business plan pursuant to which the Corporation could expand its business from the development and manufacturing of its patented cryogenic tire disintegration system (the "TCS-1") into participating, through joint ventures, or otherwise in the
recycling  of  scrap  tires  into  useable  crumb  rubber  and  other   saleable
byproducts.

2.  Consulting Services

      The services which the Consultant has rendered since the Effective Date have included, and will, during the balance of the Engagement Period, shall include, advice and opinions to the Corporation concerning, and the undertaking and effectuation of activities necessary to: (i) establish and develop in, and outside of, Puerto Rico markets for the TCS-1 and for the rubber crumb which will be produced by the operation of the TCS-1 installed in a plant located in Puerto Rico ("Puerto Rico Plant") and the participation by the Corporation in the operation, through a joint venture or otherwise, of one or more such Puerto Rico Plants; (ii) to identify potential partners for, and structure, such joint venture(s) in Puerto Rico;

      The services which the Consultant has rendered since the Effective Date have included, and will, during the balance of the Engagement Period, include, the rendering of advice, opinions, "hands-on" assistance, and, in some cases, effectuation of, the following:

      (a) Establish and develop contacts between the Corporation and government agencies in Puerto Rico with respect to the establishment and operation of one or more Puerto Rico Plants, including but not limited to the licensing, permitting, and regulations governing, such operations;

      (b)   Scout  and  locate   appropriate   sites  in  Puerto  Rico  for  the
            establishment and operation of one or more Puerto Rico Plants;

      (c) Assist in developing financial projections respecting the operations of one or more Puerto Rico Plants and the marketing and sales of rubber crumb generated thereby, including but not limited to establishing and developing contacts between the Corporation and potential customers for the crumb rubber and other products ("TCS-1 Products") projected to be produced by the operations of a Puerto Rico Plant and work with such potential customers to identify, create, and develop possible uses for TCS-1 Products;

      (d)   Assist  in  developing   logistics  respecting  Plant  configuration
            necessary for safe and efficient operations-flow at one or more Puerto Rico Plants;

      (e) Develop plans and procedures for transporting TCS-1 Products within and out of Puerto Rico

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      All such services are to be performed only upon direct  authorization from the Corporation. The Consultant shall have the sole discretion as to the form, manner and place in which the said consulting services shall be rendered. The Consultant shall by this agreement, be prevented and barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever, for or in behalf of persons, in the same business of the Corporation firms or corporations other than the Corporation.

3.  Compensation

      As compensation for all consulting services rendered by the Consultant during the Engagement Period pursuant to this Agreement, the Corporation shall grant to the Consultant an option (the "Option") to purchase up to 1,500,000 shares of the common stock of the Corporation, $.001 par value per share, at par.

4.  Secrets

      Consultant agrees that any trade secrets or any other like information of value relating to the business and/or field of interest of the Corporation or any of its affiliates, or of any corporation or other legal entity in which the Corporation or any of its affiliates has an ownership interest of more than twenty-five per cent (25%), including but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulae, patents, patent applications, machinery, materials, research activities and plans, costs of production, contract forms, prices, volume of sales, promotional methods, list of names or classes of customers, which he has heretofore acquired during his engagement by the Corporation or any of its affiliates or which he may hereafter acquire during the Engagement Period and the three-year period beginning after termination of the Engagement Period as the result of any disclosures to him, or in any other way, shall be regarded as held by the Consultant and his personnel, if any, in a fiduciary capacity solely for the benefit of the Corporation, its successors or assigns, and shall not at any time, either during the term of this Agreement or thereafter, be disclosed, divulged, furnished, or made accessible by the Consultant and his personnel, if any, to anyone, or be otherwise used by them, except in the regular course of business of the Corporation or its affiliates. Information shall for the purposes of this Agreement be considered to be secret if not known by the trade generally, even though such information may have been disclosed to one or more third parties pursuant to distribution agreements, joint venture agreements and other agreements entered into by the Corporation or any of its affiliates.

5.  Assignment

      This Agreement may be assigned by the Corporation as part of the sale of substantially all of its business; provided, however, that the purchaser shall expressly assume all obligations of the Corporation under this Agreement. Further, this Agreement may be assigned by the Corporation to an affiliate, provided that any such affiliate shall expressly assume all obligations of the Corporation under this Agreement, and provided further that the Corporation shall then fully guarantee the performance of the Agreement by such affiliate. Consultant agrees that if this

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Agreement is so assigned,  all the terms and conditions of this Agreement  shall obtain between such assignee and himself with the same force and effect as if said Agreement had been made with such assignee in the first instance. This Agreement is personal to the Consultant and shall not be assigned without written consent of the Corporation.


7.  Entire Understanding

      This Consulting Agreement contains the entire understanding between the parties and supersedes all prior and collateral communications, reports, agreements, and understandings between the parties. No change, modification, alteration, or addition to any provision hereof shall be binding unless in writing and signed by authorized representatives of both parties. This Consulting Agreement shall apply in lieu of and notwithstanding any specific statement associated with any particular information or data exchanged, and the duties of the parties shall be determined exclusively by the aforementioned terms and conditions.

8.  Survival of Certain Agreements

      The covenants and agreements set forth in Articles 4 hereof shall survive the expiration of the Engagement Period and shall survive termination of this Agreement and remain in full force and effect.

9.  Notices

      9.1 All notices required or permitted to be given hereunder shall be delivered by hand, certified mail, or recognized overnight courier, in all cases with written proof of receipt required, addressed to the parties as set forth below and shall be deemed given upon receipt as evidenced by written and dated receipt of the receiving party.

      9.2 Any notice to the Corporation or to any assignee of the Corporation shall be addressed as follows:

                              The Tirex Corporation
                              740 St. Maurice, Suite 201
                              Montreal, Quebec
                              Canada H3C 1L5

      9.3 Any notice to Consultant shall be addressed as follows:

                              Mr. Alan Epstein
                              10565 Santa Laguna Drive
                              Boca Raton, FL 33428

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      9.4 Either  party may change  the  address to which  notice to it is to be addressed, by notice as provided herein.

10. Applicable Law

      This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware.

11.  Interpretation

      Whenever possible, each Article of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any
Article is unenforceable or invalid under such law, such Article shall be ineffective only to the extent of such unenforceability or invalidity, and the remainder of such Article and the balance of this Agreement shall in such event continue to be binding and in full force and effect.

11.  Prior Agreements

      This Agreement supersedes and cancels any and all prior agreements, whether written or oral, between the parties.

      In Witness Whereof, the parties hereto have executed the above Agreement as of the day and year first above written.

                                                  THE TIREX CORPORATION

                                                  By /s/ Terence C. Byrne
                                                     ---------------------------
                                                     Terence C. Byrne, President

                                                  By /s/ Alan Epstein
                                                     ---------------------------
                                                     Alan Epstein, Consultant